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                                                       Retirement Services

                                                     151 Farmington Avenue
                                                     Hartford, CT  06156

                                                     Mark S. Reilly, FSA, MAAA
                                                     Pricing Actuary
                                                     Product & Brand Management
                                                     Retail Markets, TN41
                                                     Office: (860)273-8129
                                                     Fax:    (860)273-4438

March 29, 1998

Re: Flexible Premium Group Variable Universal Life Insurance of New York State
    United Teachers Benefit Trust (File No.333-15817 )


Dear Sir or Madam:

In my capacity as Actuary of Aetna Life Insurance and Annuity Company (ALIAC), I have provided actuarial advice concerning ALIAC's Flexible Premium Group Variable Universal Life Insurance of New York State United Teachers Benefit Trust (the "Policy"). I also provided actuarial advice concerning the preparation of Post-Effective Amendment No. 2 to Registration Statement on Form S-6, File No. 333-15817 (the "Registration Statement") for filing with the Securities and Exchange Commission under the Securities Act of 1933 in connection with the Policy.

In my opinion the illustrations of benefits under the Policy included in the prospectus under the caption "Illustrations of Death Benefit and Total Account Values" are, based on the assumptions stated in the illustrations, consistent with the provisions of the Policy. Also, in my opinion the age selected in the illustrations is representative of the manner in which the Policy operates.


I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/Mark S. Reilly
Mark S. Reilly
Pricing Actuary